Exhibit 5.1

January 23, 2020

Advaxis, Inc.

305 College Road East

Princeton, New Jersey 08540

Re:	Advaxis, Inc., Registration Statement on Form S-3 (File No. 333-226988)

Ladies and Gentlemen:

We have acted as counsel for Advaxis, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of 10,000,000 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) pursuant to that certain Securities Purchase Agreement, dated January 21, 2020, by and among the Company and the several Purchasers named therein, for which A.G.P./Alliance Global Partners acted as placement agent (the “Placement Agent”). The shares of Common Stock issued to the Purchasers pursuant to the Purchase Agreement are referred to collectively herein as the “Shares.”

In connection with this opinion letter, we have examined the Company’s registration statement on Form S-3 (Registration No. 333-226988) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective on August 30, 2018, the Prospectus Supplement, dated January 21, 2020 (the “Prospectus Supplement”) and the accompanying base prospectus dated August 30, 2018 (the “Base Prospectus”) and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation, as amended, the Amended and Restated Bylaws of the Company, the Purchase Agreement, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus Supplement and the Purchase Agreement will be validly issued, fully paid and non-assessable.

Our opinion is limited solely to the Delaware General Corporation Law without regard to choice of law, to the extent that the same may apply to or govern the transactions contemplated by the Registration Statement. We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP